Exhibit 99.q

Strong Equity Funds II, Inc.
(Registrant)

POWER OF ATTORNEY
Dated as of November 9, 2000

       Each person whose signature appears below, constitutes and appoints Elizabeth N. Cohernour, Cathleen A. Ebacher and Susan A. Hollister, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form N-1A, and any and all amendments thereto, and to file the same, with all exhibits, and any other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory body granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title
/s/ Elizabeth N. Cohernour Elizabeth N. Cohernour	Vice President and Secretary

/s/ Richard S. Strong Richard S. Strong	Chairman of the Board (Principal Executive Officer) and a Director

/s/ John W. Widmer John W. Widmer	Treasurer (Principal Financial and Accounting Officer)

/s/ Marvin E. Nevins Marvin E. Nevins	Director
/s/ Willie D. Davis Willie D. Davis
Director

/s/ William F. Vogt William F. Vogt	Director

/s/ Stanley Kritzik Stanley Kritzik	Director

/s/ Neal Malicky Neal Malicky	Director